Exhibit 99.1

Colony Bankcorp, Inc. Announces Election of New Director

FITZGERALD, GA., February 1, 2007 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that Mr. Mark Massee was named to Colony Bankcorp’s Board of Directors at the January meeting. Mr. Massee has served as a Director with Colony Bank of Fitzgerald since 1996 and will continue to serve in that position.

Mr. Massee is a native of Fitzgerald, Georgia and a graduate of The Georgia Institute of Technology with a degree in Industrial Management. He returned to Fitzgerald after three years in the Atlanta area to organize Massee Builders, Inc., a commercial building construction firm with his father, Mr. Marion Massee, III. Mr. Mark Massee serves as President of Massee Builders, Inc., following the retirement of his father in 1992. Mr. Massee is also involved in MHM Properties and the Dorminy-Massee House, Inc., a local bed and breakfast inn. Mark is very active in his community and serves on various organizations in Ben Hill County including the Fitzgerald Chamber of Commerce, Fitzgerald Ben Hill Arts Council and the Fitzgerald Jaycees.

Colony Bankcorp, Inc. Chairman, Morris Downing, stated, “Mark’s business experience, knowledge of our company, and years of association with Colony will make him a valuable addition to our Board.”

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:	Terry Hester, Chief Financial Officer
229-426-6002